Exhibit 10.8

July 1, 2013

Anne Raimondi

[PERSONAL ADDRESS]

Delivered by email to: [Personal email]

Dear Anne:

On behalf of Zendesk, Inc. (the “Company”), I am pleased to offer you employment with the Company. This letter outlines the terms for your employment.

Position: Your initial position with the Company will be Vice President, People Ops. This is a regular full-time exempt position reporting to Mikkel Svane, Chief Executive Officer.

Start Date: Unless we arrange separately, your first day of employment will be prior to or on August 19, 2013, subject to the satisfactory completion by the Company of your background check, credentials and references.

Salary: The Company will pay you an annual salary of $200,000, paid bi-weekly during your employment, and subject to periodic review and adjustments at the discretion of the Company. Your salary and other compensation will be subject to applicable deductions and withholdings.

Bonus: You will be eligible to receive an annual performance bonus of $50,000, based upon quarterly and annual targets established separately. The actual bonus is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus will also be subject to your employment for the full period covered by the bonus, approval by and adjustments at the discretion of the Company’s Board of Directors and The terms of any applicable bonus plan separately delivered to you. The Company or the Company’s Board of Directors may also make adjustments in the targeted amount of your annual performance bonus. The bonus will be prorated to your start date.

Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Company’s Board of Directors (“Board”). We will recommend to the Board of Directors that you be granted an option to purchase 400,000 shares of the Company’s common stock at the stock’s fair market value on the date of grant. Your eligibility for stock options will be governed by the 2009 Stock Option and Grant Plan and any associated stock option agreement that you may be required to enter with the Company.

Stock Option Vesting: Your stock options will vest over a four-year vesting schedule, subject to acceleration provisions provided below. The first 25% shall vest on your first anniversary with the Company. The remaining 75% shall vest ratably over the remaining 36 months. In the event that within twelve (12) months following a Sale Event, as described in the Plan, either your employment is either terminated without Cause or you resign for Good Reason all of your unvested options will accelerate and become vested immediately upon such termination or resignation. For purposes of the foregoing, your employment shall not be deemed terminated if you are offered employment by any successor or acquiring entity in a Sale Event. For purposes of the this agreement, Cause shall mean: (i) your gross neglect of, or willful failure or refusal to timely perform, not caused by your physical or mental disability and not solely based on your failure to accomplish any particular budgeted goal, the material duties of your employment following written notice and a reasonable opportunity (not to exceed 30 days) to cure, if such neglect, failure or refusal is capable of being cured; (ii) your material breach of this or any other agreement (including your Employee Agreement (as defined below)) by and between you and the Company which causes demonstrable injury to the Company provided that you have received written notice of the breach and a reasonable opportunity (not to exceed 30 days) to cure, if such breach is capable of being cured; or (iii) your commission of, or plea of guilty or nolo contender to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony. Good Reason shall mean your resignation from employment at the Company within 30 days after a cure period of not less than 30 days following your written notice to the Company (or any successor) of any of the following circumstances: (i) your duties, authority and responsibility are materially reduced; (ii) your annual salary and target bonus are materially reduced or diminished other than in connection with a reduction in salary and bonus of all similarly situated executives that is equivalent on a percentage basis; (iii) the failure by the Company to cause any successor-in-interest to expressly assume and agree to perform the obligations of the Company under this agreement; or (iv) the principal location at which you are expected to work is relocated to a location that is more than 35 miles from the then current principal location at which your are working.

Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to employees, including health, dental, life and disability insurance, subject to the terms and conditions of those plans and programs which may be modified from time to time. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You may also participate in the Company’s 401(k) Retirement Plan and you will be eligible to receive up to twenty (20) days of paid time off (“PTO”), which shall accrue on a prorated basis. PTO covers scheduled vacation or personal time off as well as unscheduled situations such as personal or family illness and emergencies.

Representation Regarding Other Obligations: This offer is contingent on your representation that you are not subject to any confidentiality, non-competition agreement or a similar type of restriction that may affect your ability to devote full time and attention to your work at Zendesk. If you have entered into any agreement that may limit your ability to work on behalf of the Company, please provide the Company a copy of such agreement as soon as possible.

Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms of employment outlined in this letter are subject to change at any time provided that the at-will nature of your employment may not be altered except by a formal writing signed by the Company’s Chief Executive Officer. You also will be required to sign the Company’s standard Confidentiality and Assignment Agreement (“Employee Agreement”) as a condition of your employment. This offer letter and the Employee Agreement shall be governed by California law. A copy of that Agreement is enclosed. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the opportunity to work with you at Zendesk, Inc. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by July 3, 2013, by signing below and returning a copy. We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Very truly yours,

Mikkel Svane

Chief Executive Officer

Signature:	/s/ Anne C. Raimondi	Jul 2, 2013
	Anne Raimondi	Date